EXHIBIT 10.6
Frank’s International N.V. Recoupment Policy
This Recoupment Policy (this “Policy”) has been adopted by the Compensation Committee (the “Committee”) of the Board of the Supervisory Directors (the “Board”) of Frank’s International N.V. (the “Company”) effective as of October 30, 2018 (the “Effective Date”).

1.	Recovery of Certain Incentive-Based Compensation:

(a)	Due to a Financial Restatement:

(i)
In the event there is a Restatement, regardless of individual fault, the Committee may, in its sole discretion, take such action as it deems appropriate to recover from any Executive Officer any or all of the Excess Incentive-Based Compensation that the Executive Officer was awarded during the Recoupment Period.

(ii)
For the avoidance of doubt, the Committee may seek a recoupment of Excess Incentive Compensation under subparagraph (i) above from an Executive Officer regardless of whether the Executive Officer engaged in the misconduct that caused or substantially caused the need for the material restatement. Nevertheless, the Committee may, in its sole discretion, take into account the degree of the Executive Officer’s culpability in determining whether and to what extent to seek recoupment of such Executive Officer’s Excess Incentive-Based Compensation.

(iii)	For the avoidance of doubt, a restatement of the Company’s financial statements due to a change in accounting policies or principles shall not be deemed a Restatement for purposes of this Policy.

(b)
Due to Misconduct: In the event that the Committee determines that an Executive Officer or a former Executive Officer has committed an act constituting Misconduct, the Committee may, in its sole discretion, take remedial action as it deems appropriate against such Executive Officer or Former Executive Officer. Remedial action may include, but is not limited to, the Committee taking action to recover any or all of the Incentive-Based Compensation that such Executive Officer was awarded during the Misconduct Recoupment Period.

(c)
Application of Effective Date: This Policy shall solely apply to (i) Incentive Compensation that has been granted, vested, paid, or settled after the Effective Date, or (ii) Incentive Compensation that specifically references the possibility of recovery and/or forfeiture under a clawback or compensation recoupment policy to be adopted by the Company.

(d)
Recovery Not Mutually Exclusive: The Company’s right to recover certain Incentive-Based Compensation and Excess Incentive-Based Compensation set forth in subsections (a) and (b) above shall not be mutually exclusive.

2.
Recoupment Process. If the Committee determines to seek a recovery of all or some portion of an affected Executive Officer’s Excess Incentive-Based Compensation and/or Incentive-Based Compensation (collectively and individually referred to as “Recovery Amount”), as applicable, pursuant to this Policy, the Committee may seek recovery under any one of the following methods or combination of both as described in subsections (a) and (b) below:

(a)
Demand Letter to Affected Executive Officer. The Committee may collect the Recovery Amount by sending the affected Executive Officer a written demand for repayment of the Recovery Amount. If the Executive Officer does not, within a reasonable period of time, either (i) tender repayment of the Recovery Amount in response to such demand, or (ii) make other arrangements for repayment of the Recovery Amount that are acceptable to the Committee, the Committee may seek a court order against the Executive Officer for such repayment.

(b)
Offset Recovery Amount Against Future Compensation of the Affected Executive Officer. To the maximum extent permitted by applicable law, the Committee may collect the Recovery Amount by offsetting, in whole or in part, the Recovery Amount against future compensation of the affected Executive Officer in accordance with the following:

(i)
reducing any future Incentive Compensation payments that are otherwise due and owing the affected Executive Officer by an amount not to exceed the Recovery Amount (by way of example, the Recovery Amount is offset through the reduction of amounts earned but not yet paid under a short or long-term performance award);

(ii)	reducing any future severance payments or benefits that are otherwise due and owing the affected Executive Officer by an amount not to exceed the Recovery Amount; or

(iii)
effecting the cancellation of vested or unvested equity and cash awards previously awarded the affected Executive Officer and the recoupment of any shares issued in connection with such awards or the proceeds from the sale of such shares; provided that the value of such awards may not exceed the Recovery Amount.

Notwithstanding the foregoing, the Committee shall not offset any amount that constitutes a form of deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, to the extent such offset would result in a prohibited acceleration of payment of such deferred compensation, or any pension or retirement benefit if such offset would violate Section 206(d)(1) of the Employee Retirement Income Security Act of 1974, as amended.

3.
Due Process: Before the Committee determines to seek recovery pursuant to this Policy, it shall provide, where feasible, the Executive Officer with written notice and the opportunity to be heard, at a meeting of the Committee (which may be in-person or telephonic, as determined by the Committee).

4.
Administration of Policy: The Committee and the Board may at any time in their sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of Incentive-Based Compensation with such terms as the Committee and the Board determine in their sole discretion to be appropriate. The Committee and the Board have the exclusive power and authority to administer this Policy, including, without limitation, the right and power to interpret the provisions of this Policy and to make all determinations deemed necessary or advisable for the administration of this Policy, including, without limitation, any determination as to: (i) whether a Triggering Event has occurred; (ii) whether Misconduct has occurred; (iii) whether any current or former Executive Officer has engaged in an act constituting Misconduct; (iv) what constitutes Excess Incentive-Based Compensation and Incentive-Based Compensation; (v) what is the value of any form of Incentive Compensation that is offset, in whole or in part, against the Recovery Amount; and (vi) whether, and to what extent, Excess Incentive-Based Compensation and Incentive-Based Compensation shall be subject to recoupment under the Policy. All such actions, interpretations, and determinations that are taken or made by the Committee and the Board in good faith will be final, conclusive, and binding.

5.
Nonexclusive Remedy: The exercise by the Board or Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company may have with respect to any Executive Officer subject to this Policy (it being understood that the Company maintains the rights that it has at law to cancel or recover any compensation or award if applicable law or circumstances so warrant).

6.	Definitions: For purposes of this Policy, the following terms have the meanings indicated, in addition to the other terms defined herein:

(a)
“Excess Incentive-Based Compensation” means the amount of Incentive-Based Compensation awarded by the Company to an Executive Officer on or after the Effective Date in excess of what would have been awarded to that Executive Officer under the circumstances reflected by the accounting restatement, but in no event will such Excess Incentive-Based Compensation exceed the total amount of such Incentive-Based Compensation realized by that Executive Officer on or after the Effective Date.

(b)	“Executive Officer” means any current or former employee of the Company who is or was an “officer” as defined in Section 16(a) of the Securities Exchange Act of 1934.

(c)
“Incentive-Based Compensation” means, with respect to an Executive Officer: (i) the amount of (or payment or value received with respect to) the Executive Officer’s annual incentive awards under the Company’s annual cash incentive compensation program; (ii) the stock options, stock appreciation rights, restricted stock units, restricted stock, and performance-based equity or equity-based awards (or any amount attributable to such awards) paid or granted to the Executive Officer under the Company’s long-term incentive equity program; and (iii) any other incentive-based compensation subject to performance conditions (including, but not limited, to Company financial metrics, Company share price and individual performance metrics) paid or granted to an Executive Officer pursuant to an “incentive plan,” as such term is defined in Item 402(a)(6)(iii) of Regulation S-K under the Exchange Act.

(d)
“Misconduct” means a determination by the independent Directors of the Board that an Executive Officer (i) has engaged in gross negligence, incompetence, or misconduct in the performance of the Executive Officer’s duties with respect to the Company; (ii) has failed to materially perform his or her duties and responsibilities to the Company; (iii) has breached any written agreement with the Company; (iv) has breached any corporate policy or code of conduct established by the Company; (v) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company, in terms of business operations, financial results, or reputation; (vi) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Company; or (vii) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction). For purposes of this definition, “Company” shall include any subsidiary or affiliate of the Company.

(e)	“Misconduct Recoupment Period” means the period beginning thirty-six (36) months prior to the date of Misconduct and ending thirty-six (36) months after the date of Misconduct.

(f)	“Recoupment Period” means thirty-six (36) months preceding the date on which the Company is required to prepare a Restatement.

(g)
“Restatement” means an accounting restatement which (i) occurs on or after the Effective Date, and (ii) results from the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

(h)
“Triggering Event” means any event that would permit the Committee to recover any Excess Incentive-Based Compensation or Incentive Based Compensation, as applicable, subsections 1(a) and 1(b) of this Policy.